Exhibit 10.3

June 29, 2011

Robert Muglia

RE: Offer of Employment

Dear Bob:

We are pleased to offer you a position of Executive Vice President, Software Solutions Group (SSG)-reporting to Kevin Johnson. This offer is contingent upon successful background investigation. In addition, because you would be a Section 16 reporting individual, this offer requires approval of the Compensation Committee of the Board of Directors, which we will request promptly after you convey your acceptance. Your compensation package is composed of the following components:

Offer Component	Offer Amount	Currency	Frequency
Base Salary Hiring Bonus Stock Options Performance Shares	$750,000 $1,500,000 300,000 100,000	USD USD Options Shares	Annual Payable in 8 installments Standard Vesting See Vesting Below

Base Salary: In consideration of your services, you will be paid by Juniper Networks (also referred to as the “Company”) an annual base salary as mentioned above in “Offer components” of $750,000, which will be paid semi-monthly in the amount of $31,250, less applicable taxes, deductions and remittances, in accordance with the Company's normal payroll processing.

Hiring Bonus: In addition and subject to your commencing employment, you will be entitled to receive hiring bonuses totaling $1,500,000 in eight quarterly increments of $187,500, paid in arrears; except that the bonus for the first quarter will be paid to you in your first regular paycheck following your commencement of employment. Should you voluntarily terminate your employment or if or your employment is terminated by Juniper with Cause (as defined in the Severance Agreement referenced below), you will not receive any of the future unpaid increments.

Stock Options: A non-statutory option (the “Option”) to purchase 300,000 shares of Juniper Common Stock will be granted to you under the terms of the Company's 2006 Equity Incentive Plan and related forms (the “Plan”). The Option will have a term of seven (7) years from the date of grant (the “Grant Date”). Your right to exercise the Option will vest cumulatively over a period of four years so long as you remain an employee of the Company, with 12/48ths of the shares vesting on the one-year anniversary of the Grant Date and 1/48th vesting each month thereafter. This Option will be granted effective upon on the third Friday of the month occurring after your commencement of employment (for example, if you were to commence employment on September 12, the option would be granted on September 16. If you commenced employment on September 19, the option would be granted on October 21).

Performance Shares: At the same time as the Option is granted, you will be granted under the terms of the Plan a performance share award (the “Performance Shares”) with an aggregate target of 100,000 shares (as noted above under the Offer Component) of Juniper Networks Common Stock. Performance shares shall vest based on achievement of specific performance objectives and on continued employment through the Vesting Date (as defined below). The amount of performance shares earned (subject to vesting) shall be based on the achievement of annual performance targets established for each applicable year. With respect to each year's performance, you can earn between zero and 250% of the target amount for that year depending on the level of achievement against the target(s) established for that year. Your target amounts are 20,000 shares for 2011, 40,000 shares for 2012 and 40,000 shares for 2013. For 2011, the performance target is operating cash flow margin as modified by the Juniper Customer Satisfaction Index, all as approved by the Compensation Committee on February 9, 2011. For each of 2012 and 2013, the annual targets will be established by the Compensation Committee. If the Compensation Committee does not establish specific targets by May 1 of such year, the targets for that year will be deemed to be the annual revenue and operating margin target as set forth in the operating plan approved by the Board of Directors for that fiscal year.  The amount applicable to a performance year will vest on the date (the “Vesting Date”) that is the next occurring third Friday of the month following the date of approval by the Board or Compensation Committee of the performance calculation for that performance year provided you are still employed by the Company on that Vesting Date (For example, the amount earned for the 2011 performance year is expected to vest on third Friday of February 2012 and the amount earned for the 2012 performance year is expected to vest on the third Friday of February 2013). Additional information about the Plan, company goals, and objectives will be available to you after the start of your employment.

Annual Cash Incentive Bonus:  You will be eligible to participate in Juniper Networks 2011 Executive Incentive Bonus Plan with an annualized bonus target of 150% of base salary, prorated for duration of your service to the Company in 2011.  Additional information about the plan, company goals, and objectives will be available to you after the start of your employment.  The plan and funding schedule is subject to change at any time during the plan year.

Annual Compensation Review: Your salary, annual cash incentive bonus and future additional equity awards (which could include stock options, performance shares or restricted stock units) will be considered annually at the same time as the Compensation Committee reviews Section 16 officer compensation generally (typically in February).

Relocation Assistance:  In conjunction with your relocation to the Sunnyvale area, Juniper Networks will reimburse costs for a house-hunting trip lasting no more than 5 days for you and your spouse. The Company will also provide one-way transportation for you and your spouse per the Company's Travel Policy, including 15 days of car rental and 60 days of temporary housing. Additional Company-paid long-term business housing in the Sunnyvale area will be provided for up to 4 additional months until you relocate. You are eligible to receive packing, shipment, insurance and storage for 60 days of eligible household goods, a taxable relocation allowance of US$62,500 and up to 3 days of Settling In Assistance (collectively, “Household Relocation Expenses”).

New Home Purchase assistance in the Sunnyvale area will be provided in the form of taxable reimbursement of reasonable and customary non-recurring closing costs up to 2% of the new loan amount and a taxable 3-2-1 thirty-six month mortgage interest buy down. When calculating the value of New Home Purchase assistance benefits, the maximum assumed mortgage value shall not exceed $3,000,000 (“New Home Purchase Assistance”). All arrangements must be made through Juniper's relocation service provider.

Should your employment be terminated for Cause (as defined in your Severance Agreement) or should you voluntarily terminate your employment (other than for “Good Reason” as permitted under your Change in Control Agreement with Juniper) prior to completing three full years of service after the completion of your relocation, you will be responsible for pro-rated repayment of relocation expenses where the amount to be repaid is equal to the portion of the three full years of service to Juniper Networks that is not completed.  No repayment is required should your employment be terminated by Juniper without Cause. You may utilize the Household Relocation Expenses and New Home Purchase Assistance only once, but you may do so at any time during the first three years of your employment with the Company, at your discretion. Notwithstanding any language in the Juniper Domestic Relocation Policy (or any other policies to the contrary, all expense reimbursements must be submitted within 12 months of when incurred. The provisions of this relocation section of this offer letter shall on repayment of relocation expenses supersede and govern over any inconsistent or conflicting provisions (including but not limited to, provisions relating to repayment of relocation expenses) that may be contained in Juniper's Domestic Relocation Policy (attached hereto as Exhibit A) or any other applicable policies of Juniper. For more details, a copy of the relocation policy and to initiate the relocation process, please contact Juniper's relocation consultant at Juniper@cartus.com.

Severance and Change in Control. Contemporaneously with your commencement of employment, the Company will enter into a Severance Agreement (attached hereto as Exhibit B) with you, under which you will be eligible to receive certain severance benefits in the absence of a Change in Control. Also contemporaneously with your commencement of employment, the Company will enter into a Change in Control Agreement (attached hereto as Exhibit C) with you, to provide certain severance benefits to you in certain circumstances related to a Change in Control (as defined therein).

Benefits and Expenses: You will be entitled to receive the employee benefits made available to other employees and officers of the Company to the full extent of your eligibility. However, rather than the usual 15 days per year of paid time off (“PTO”), you will receive 25 days of PTO per year. In addition, your request to take your first week of PTO in late October has been approved. Juniper shall reimburse you for all reasonable business and travel expenses actually incurred or paid by you in the performance of your services on behalf of the Company, in accordance with the Company's expense reimbursement policy as from time to time in effect.

Proprietary Information Agreement: Upon commencement of your employment, you will sign the Company's standard employee Confidential Information and Invention Assignment Agreement.

Confidentiality: Until such time as the Company discloses the contents of this agreement in a filing with the Securities and

Exchange Commission, neither party shall disclose the contents of this agreement without first obtaining the prior written consent of the other party (except for the above-referenced filing by the Company), provided, however, that you may disclose this agreement to your attorneys, financial planners and tax advisors if you require such persons to keep the terms hereof confidential, or otherwise as required by law.

Arbitration: Any claim, dispute or controversy arising out of this Agreement, the interpretation, validity or enforcement of this Agreement or the alleged breach thereof shall be submitted by the parties to final, binding and confidential arbitration by the American Arbitration Association (“AAA”), in San Francisco, California, conducted before a single arbitrator under the then-applicable AAA rules. By agreeing to this arbitration procedure, you and the Company waive the right to resolve any such dispute, claim or demand through a trial by jury or judge or by administrative proceeding. You will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator's essential findings and conclusions on which the award is based. The Company shall pay all AAA arbitration fees, except the amount of such fees equivalent to the filing fee you would have paid if the claim had been litigated in court. Nothing in this offer letter is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any arbitration, including but not limited to any disputes or claims relating to or arising out of the misuse or appropriation of the Company's trade secrets or confidential and proprietary information. Judgment may be entered on the award of the arbitration in any court having jurisdiction.

Right to Work Documentation: For purposes of federal immigration law, you will be required to provide to Juniper Networks documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three business days of your date of hire with Juniper Networks, or our employment relationship with you may be terminated. A complete list of acceptable documents is provided with this offer. Please bring the appropriate documents on your first day of employment to insure legal employment.

This offer is contingent upon your obtaining the requisite immigration status and employment authorization. If you are a foreign national requiring work authorization to begin employment, you must contact the Company's Immigration Department at immigration@juniper.net to initiate the visa process. The Company will submit a petition on your behalf to obtain employment authorization, as well as file visa applications for your immediate dependent family members. The Company will pay the legal fees and costs related to these filings. Due to the number of work visas available each year is limited by the U.S. government, the Company reserves the right to withdraw or suspend this offer if the Company is not able to obtain work authorization for you in a reasonable period of time. Please note that if you currently have employment authorization such as practical, curricular or academic training (F-1 or J-1), you must contact the Company's Immigration Department before beginning employment.

At-Will Employment: If you choose to accept this offer, your employment with Juniper Networks will be voluntarily entered into and will be for no specified period. As a result, you will be free to resign at any time, for any reason or for no reason, as you deem appropriate. Juniper Networks will have a similar right and may conclude its employment relationship with you at any time, with or without cause.

Entire Agreement and Miscellaneous: This agreement, together with all exhibits and agreements incorporated by reference herein, forms your complete and exclusive agreement with the Company concerning the subject matter hereof. The terms in this agreement supersede any other representations or agreements made to you by any party, whether oral or written, and in the event of any conflict between the terms of this agreement and the Severance Agreement or Change in Control Agreement, this letter agreement shall govern. This agreement is to be governed by the laws of the state of California without reference to conflicts of law principles. In case any provision contained in this agreement shall, for any reason, be held invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect the other provisions of this agreement, and such provision will be reformed, construed and enforced so as to render it valid and enforceable consistent with the general intent of the parties insofar as possible under applicable law. With respect to the enforcement of this agreement, no waiver of any right hereunder shall be effective unless it is in writing. This agreement may be executed in more than one counterpart, and signatures transmitted via facsimile shall be deemed equivalent to originals.

You may accept this offer by signing below and faxing a copy to our corporate Human Resources organization at (408) 936-3198. This offer will be valid through July 7, 2011 after, which we will consider this offer closed.

We are delighted to have you join us at Juniper Networks. Welcome Aboard!

Very truly yours,

Steven Rice
Executive Vice President, Human Resources
Juniper Networks Inc.

/s/ Steven Rice

I accept the terms of this letter and agree to keep the terms of this letter confidential.

/s/ Robert Mulgia	June 30, 2011
Signature - Robert Muglia	Date Signed

Start date: October 3, 2011

Exhibit B
JUNIPER NETWORKS, INC.
SEVERANCE AGREEMENT
This Severance Agreement (the “Agreement”) is made and entered into by and between ______________ (the “Employee”) and Juniper Networks, Inc., a Delaware Corporation (the “Company”), effective on the last date signed below.
RECITALS
The Compensation Committee believes that it is imperative to provide the Employee with certain severance benefits upon certain terminations of employment. These benefits will provide the Employee with enhanced financial security and incentive and encouragement to remain with the Company.
Certain capitalized terms used in the Agreement are defined below.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:
1.     Term of Agreement. This Agreement shall terminate upon the later of (i) January 1, 2015 or (ii) if Employee is terminated involuntarily by Company without Cause prior to January 1, 2015, the date that all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

2.    At-Will Employment. The Company and the Employee acknowledge that the Employee's employment is and shall continue to be at-will, as defined under applicable law, except as may otherwise be specifically provided by applicable law or under the terms of any written formal employment agree-ment or offer letter between the Company and the Employee (an “Employment Agreement”). This Agreement does not constitute an agreement to employ Employee for any specific time.

3.    Severance Benefits.

(a)    In the event the Employee is terminated involuntarily by Company without Cause, as defined below, and provided the Employee executes and does not revoke a full release of claims with the Company (in the form attached as Exhibit A) (the “Release”), the Employee will be entitled to receive the severance benefits set out in subsections (i) and (ii). For purposes of this Agreement, “Cause” is defined as: (i) willfully engaging in gross misconduct that is demonstrably injurious to Company; (ii) willful act or acts of dishonesty or malfeasance undertaken by the individual; (iii) conviction of or a plea of nolo contendere to a felony; or (iv) willful and continued refusal or failure to substantially perform duties with Company (other than incapacity due to physical or mental illness); provided that the action or conduct described in clause (iv) above will constitute “Cause” only if such failure continues after the Company's CEO, COO or Board of Directors has provided the individual with a written demand for substantial performance setting forth in detail the specific respects in which it believes the individual has willfully and not substantially performed the individual's duties thereof and has been provided a reasonable opportunity (to be not less than 30 days) to cure the same.

(i)    A cash payment in a lump sum (less any withholding taxes) equal to 15 months of base salary (as in effect immediately prior to the termination).

(ii)    In lieu of continuation of benefits, Employee shall receive $18,000 (whether or not Employee elects COBRA).

(b)    Release Effectiveness. The receipt of any severance pursuant to Section 3(a) will be subject to Employee signing and not revoking the Release and further subject to the Release becoming effective within fifty-two (52) days following Employee's termination of employment.

(c)    Timing of Severance Payments. Any cash severance payment to which Employee is entitled shall be paid by the Company to Employee in a single lump sum in cash on the fifty-third (53rd) day after Employee's termination of employment.

(d)    Change of Control Benefits. In the event the Employee receives severance and other benefits pursuant to a change in control agreement that are greater than or equal to the amounts payable hereunder, then the Employee shall not be entitled to receive severance or any other benefits under this Agreement.

(e)    Section 409A.

(i)    Notwithstanding anything to the contrary in this Agreement, if Employee is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the final regulations and any guidance promulgated thereunder (“Section 409A”) at the time of Employee's termination (other than due to death) or resignation, then the severance payable to Employee, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) that are payable within the first six (6) months following Employee's termination of employment, will become payable on or within ten days following the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Employee's termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Employee dies following his termination but prior to the six (6) month anniversary of his termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Employee's death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(ii)    Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above.

(iii)    Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that do not exceed the Section 409A Limit shall not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above. “Section 409A Limit” will mean the lesser of two (2) times: (i) Employee's annualized compensation based upon the annual rate of pay paid to Employee during the Employee's taxable year preceding the Employee's taxable year of Employee's termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Employee's employment is terminated.

(iv)    The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Employee agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Employee under Section 409A.

4.    Successors.

(a)    The Company's Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company's business and/or assets which executes and delivers the assumption agreement described in this Section 4(a) or which becomes bound by the terms of this Agreement by operation of law. The term “Company” shall also include any direct or indirect that is majority owned by Juniper Networks, Inc.

(b)    The Employee's Successors. The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

5.    Notice. All notices and other communications required or permitted here-under shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five (5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one (1) business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid or (d) one (1) business day after the business day of facsimile transmission, if delivered by facsimile transmission with copy by first class mail, postage prepaid, and shall be addressed (i) if to Employee, at his or her last known residential address and (ii) if to the Company, at the address of its principal corporate offices (attention: Secretary), or in any such case at such other address as a party may designate by ten (10) days' advance written notice to the other party pursuant to the provisions above.

6.    Miscellaneous Provisions.

(a)No Duty to Mitigate. The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Employee may receive from any other source.

(b)Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(d)Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof.

(e)Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California. The Superior Court of Santa Clara County and/or the United States District Court for the Northern District of California shall have exclusive jurisdiction and venue over all controversies in connection with this Agreement.

(f)Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(g)Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(h)Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.
IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY    JUNIPER NETWORKS, INC.
By:
Name:     ____________________________________
Title:
Date: ___________________________________
EMPLOYEE
Name:
Date: ___________________________________

EXHIBIT A
JUNIPER NETWORKS, INC.
RELEASE OF CLAIMS
This Release of Claims (“Agreement”) is made by and between Juniper Networks, Inc. (the “Company”) and __________________ (“Employee”).
WHEREAS, Employee has agreed to enter into a release of claims in favor of the Company upon certain events specified in the Severence Agreement by and between Company and Employee (the “Severence Agreement”).
NOW THEREFORE, in consideration of the mutual promises made in this Agreement, the parties hereby agree as follows:

1.     Termination. Employee's employment from the Company terminated on ________________ (the “Termination Date”).

2.    Confidential Information. Employee shall continue to maintain the confidentiality of all confidential and proprietary information of the Company. Employee shall return all the Company property and confidential and proprietary information in Employee's possession to the Company on the Effective Date of this Agreement.

3.    Payment of Salary. Employee acknowledges and represents that the Company has paid all salary, wages, bonuses, accrued vacation, commissions and any and all other benefits due to Employee.

4.    Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company. Employee, on behalf of Employee, and Employee's respective heirs, family members, executors and assigns, hereby fully and forever releases the Company and its past, present and future officers, agents, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, parents, predecessor and successor corpora-tions, and assigns, from, and agrees not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings concerning any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation,

(a)any and all claims relating to or arising from Employee's employment relationship with the Company and the termination of that relationship;
(b)any and all claims relating to, or arising from, Employee's right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c)any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospec-tive economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(d)any and all claims for violation of any federal, state or municipal stat-ute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, and Labor Code section 201, et seq. and section 970, et seq. and all amendments to each such Act as well as the regulations issued under each such Act;

(e)any and all claims for violation of the federal, or any state, constitution;

(f)any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

(g)any and all claims for attorneys' fees and costs.
Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any severance obligations due Employee under the Severence Agreement. Nothing in this Agreement waives Employee's rights to indemnification or any payments under any fiduciary insurance policy, if any, provided by any act or agreement of the Company, state or federal law or policy of insurance.

5.    Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges that Employee is waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that Employee has been advised by this writing that (a) Employee should consult with an attorney prior to executing this Agreement; (b) Employee has at least twenty-one (21) days within which to consider this Agreement; (c) Employee has seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; (d) this Agreement shall not be effective until the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law. Any revocation should be in writing and delivered to the Vice-President of Human Resources at the Company by close of business on the seventh day from the date that Employee signs this Agreement.

6.    Civil Code Section 1542. Employee represents that Employee is not aware of any claims against the Company other than the claims that are released by this Agreement. Employee acknowledges that Employee has been advised by legal counsel and is familiar with the provisions of California Civil Code 1542, below, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
Employee, being aware of said code section, agrees to expressly waive any rights Employee may have under such code section, as well as under any statute or common law principles of similar effect.

7.    No Pending or Future Lawsuits. Employee represents that Employee has no lawsuits, claims, or actions pending in Employee's name, or on behalf of any other person or entity, against the Company or any other person or entity referred to in this Agreement. Employee represents that Employee will not bring any lawsuits, claims, or actions against the Company (or any other party subject to Employee's release herein) with respect to any claim released in this Agreement.

8.    Application for Employment. Employee understands and agrees that, as a condition of this Agreement, Employee shall not be entitled to any employment with the Company, its subsidiaries, or any successor, and Employee hereby waives any right, or alleged right, of employment or re-employment with the Company.

9.    No Cooperation. Employee agrees that Employee will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so.

10.    No Admission of Liability. Employee understands and acknowledges that this Agreement constitutes a compromise and settlement of disputed claims. No action taken by the Company, either previously or in connection with this Agreement shall be deemed or construed to be (a) an admission of the truth or falsity of any claims heretofore made or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to the Employee or to any third party.

11.    Costs. The parties shall each bear their own costs, expert fees, attorneys' fees and other fees incurred in connection with this Agreement.

12.    Authority. Employee represents and warrants that Employee has the capacity to act on Employee's own behalf and on behalf of all who might claim through Employee to bind them to the terms and conditions of this Agreement.

13.    No Representations. Employee represents that Employee has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party which are not specifically set forth in this Agreement.

14.    Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

15.    Entire Agreement. This Agreement, along with the Employee's written equity compensation agreements with the Company, represents the entire agreement and understanding between the Company and Employee concern-ing Employee's separation from the Company.

16.    No Oral Modification. This Agreement may only be amended in writing signed by Employee and the Chairman of the Board of Directors of the Company.

17.    Governing Law. This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of California.

18.    Effective Date. This Agreement is effective eight (8) days after it has been signed by both parties.

19.    Counterparts. This Agreement may be executed in counter-parts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

20.    Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties to this Agreement, with the full intent of releasing all claims. The parties acknowledge that:

(a)    They have read this Agreement;

(b)    They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c)    They understand the terms and consequences of this Agreement and of the releases it contains;

(d)    They are fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the respective dates set forth below.
Dated: , 20__                    Juniper Networks, Inc.
Dated: , 20__                    By _________________, an individual

Exhibit C
JUNIPER NETWORKS, INC.
CHANGE OF CONTROL AGREEMENT
This Change of Control Agreement (the “Agreement”) is made and entered into by and between Robert Muglia (the “Employee”) and Juniper Networks, Inc., a Delaware Corporation (the “Company”), effective on the last date signed below.
RECITALS
1.    It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change of control. The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to the Employee and can cause the Employee to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined herein) of the Company.
2.    The Board believes that it is in the best interests of the Company and its stockholders to provide the Employee with an incentive to continue his or her employment and to motivate the Employee to maximize the value of the Company upon a Change of Control for the benefit of its stockholders.
3.    The Board believes that it is imperative to provide the Employee with certain severance benefits upon certain terminations of employment following a Change of Control. These benefits will provide the Employee with enhanced financial security and incentive and encouragement to remain with the Company notwithstanding the possibility of a Change of Control.
4.    Certain capitalized terms used in the Agreement are defined in Section 6 below.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1.    Term of Agreement. This Agreement shall terminate upon the later of (i) January 1, 2015 or (ii) if a Change of Control has occurred on or before January 1, 2015 (or if a definitive agreement relating to a Change in Control has been signed by the Company on or before January 1, 2015 and the closing of that transaction occurs on or before March 31, 2015), the date that all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

2.    At-Will Employment. The Company and the Employee acknowledge that the Employee's employment is and shall continue to be at-will, as defined under applicable law, except as may otherwise be specifically provided under the terms of any written formal employment agree-ment or offer letter between the Company and the Employee (an “Employment Agreement”). If the Employee's employment terminates for any reason, including (without limitation) any termination prior to a Change of Control, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement or under his or her Employment Agreement, or as may otherwise be available in accordance with the Company's established employee plans.

3.    Severance Benefits.

(a)Involuntary Termination Other than for Cause or Voluntary Termination for Good Reason Following a Change of Control Period. If (i) between the date that is four (4) months following a Change of Control and the date that is twelve (12) months following a Change of Control the Employee terminates his or her employment with the Company (or any parent or subsidiary of the Company) for “Good Reason” (as defined herein), provided however, that the grounds for Good Reason may arise at anytime within the twelve (12) months following the Change of Control, or (ii) within twelve (12) months following a Change of Control the Company (or any parent or subsidiary of the Company) terminates the Employee's employment for other than “Cause” (as defined herein), and the Employee signs and does not revoke a release of claims with the Company, in substantially the form attached hereto as Exhibit A, but which may be updated to reflect changes in law and regulations (the “Release”), then the Employee shall receive the following severance from the Company:

(i)Severance Payment. The Employee shall be entitled to receive a lump-sum severance payment (less applicable withholding taxes) equal to 100% of the Employee's annual base salary (as in effect immediately prior to (A) the Change of Control, or (B) the Employee's termination, whichever is greater) plus 100% of the Employee's target bonus for the fiscal year in which the Change of Control or the Employee's termination occurs, whichever is greater).

(ii)Equity Compensation Acceleration. One hundred percent (100%) of Employee's then unvested outstanding stock options, stock appreciation rights, performance shares, restricted stock units and other Company equity compensation awards (the “Equity Compensation Awards”) that vest based on time (such as an option that vests 25% on the first anniversary of grant and 1/48th monthly thereafter) shall immediately vest and became exercisable (and any rights of repurchase by the Company or restriction on sale shall lapse). With respect to Equity Compensation Awards that vest wholly or in part based on factors other than time, such as performance (whether individual or based on external measures such as Company performance, market share, stock price, etc.), (i) any portion for which the measurement or performance period or performance measures have been completed and the resulting quantities have been determined or calculated, shall immediately vest and become exercisable (and any rights of repurchase by the Company or restriction on sale shall lapse) and (ii) the remaining portions shall immediately vest and become exercisable (and any rights of repurchase by the Company or restriction on sale shall lapse) in an amount equal to the number that would be calculated if the performance measures were achieved at the target level (for example, if the employee were granted 300 three-year performance shares, where (a) the amount that can be earned is determined each year based on performance against annual performance targets but the entire amount vests at the end of the three years based upon continued service, and (b) at target performance levels the employee could earn 1/3 of the amount each year and (c) the first year had been completed and the performance resulted in a calculation that 85 shares were earned and (d) the employee is terminated prior to the completion of year 2, then the amount that would vest and become immediately exercisable would be 285 shares -- representing the 85 shares calculated for year 1 and the target amount of 100 shares for each of year 2 and year 3); provided however, that if there is no “target” number, then the number that vest shall be 100% of the amounts that could vest with respect to that measurement period. Any Company stock options and stock appreciation rights shall thereafter remain exercisable following the Employee's employment termination for the period prescribed in the respective option and stock appreciation right agreements.

(iii)Continued Employee Benefits Payment. In lieu of continuation of benefits, Employee shall receive $36,000 (whether or not Employee elects COBRA).

(b)Timing of Severance Payments.

(i)Payment Timing. One half of the severance payment to which Employee is entitled shall be paid by the Company to Employee in cash on the 53rd calendar day after Employee's termination of employment, subject to any delay required to avoid additional taxation under Internal Revenue Code Section 409A and the final regulations and any guidance promulgated thereunder (“Section 409A”). The other half of the severance payment to which Employee is entitled shall be paid by the Company to Employee in cash on the first payroll date that is on or after six months and one day following Employee's termination of employment. If the Employee should die before all amounts have been paid, such unpaid amounts shall be paid in a lump-sum payment (less any withholding taxes) to the Employee's designated beneficiary, if living, or otherwise to the personal representative of the Employee's estate.

(ii)Release Effectiveness. The receipt of any severance pursuant to Section 3(a) will be subject to Employee signing and not revoking the Release and further subject to the Release becoming effective within fifty-two (52) days following Employee's termination of employment.

(c)Voluntary Resignation; Termination for Cause. If the Employee's employ-ment with the Company terminates (i) voluntarily by the Employee other than for Good Reason, or (ii) for Cause by the Company, then the Employee shall not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company's then existing severance and benefits plans and practices or pursuant to other written agreements with the Company.

(d)Termination Outside of Change of Control Period. In the event the Employee's employment is terminated for any reason, either prior to the occurrence of a Change of Control or after the twelve (12) month period following a Change of Control, or if the Employee terminates for Good Reason within four months after a Change in Control, then the Employee shall be entitled to receive severance and any other benefits only as may then be established under the Company's existing written severance and benefits plans and practices or pursuant to other written agreements with the Company.

(e)Section 409A.

(i)Notwithstanding anything to the contrary in this Agreement, if Employee is a “specified employee” within the meaning of Section 409A at the time of Employee's termination (other than due to death) or resignation, then the severance payable to Employee, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) that are payable within the first six (6) months following Employee's termination of employment, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Employee's termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Employee dies following his termination but prior to the six (6) month anniversary of his termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Employee's death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(ii)Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above.

(iii)Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that do not exceed the Section 409A Limit shall not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above. “Section 409A Limit” will mean the lesser of two (2) times: (i) Employee's annualized compensation based upon the annual rate of pay paid to Employee during the Employee's taxable year preceding the Employee's taxable year of Employee's termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Employee's employment is terminated.

(iv)The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Employee agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Employee under Section 409A.

4.    Conditional Nature of Severance Payments and Benefits.

(a)    Noncompete. Employee acknowledges that the nature of the Company's business is such that if Employee were to become employed by, or substantially involved in, the business of a competitor of the Company during the twelve (12) months following the termination of Employee's employment with the Company, it would be very difficult for Employee not to rely on or use the Company's trade secrets and confidential information. Thus, to avoid the inevitable disclosure of the Company's trade secrets and confidential information, Employee agrees and acknowledges that Employee's right to receive the severance benefits set forth in Section 3(a) (to the extent Employee is otherwise entitled to such payments) shall be conditioned upon Employee not directly or indirectly engaging in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise), nor having any ownership interested in or participating in the financing, operation, management or control of, any person, firm, corporation or business in Competition (as defined herein) with Company. Notwithstanding the foregoing, Employee may, without violating this Section 4, own, as a passive investment, shares of capital stock of a corporation or other entity that engages in Competition where the number of shares of such corporation's capital stock that are owned by Employee represent less than three percent of the total number of shares of such entity's capital stock outstanding.

(b)    Non-Solicitation. Until the date twelve (12) months after the termination of Employee's employment with the Company for any reason, Employee agrees and acknowledges that Employee's right to receive the severance payments set forth in Section 3(a) (to the extent Employee is otherwise entitled to such payments) shall be conditioned upon Employee neither directly nor indirectly soliciting, inducing, recruiting or encouraging an employee to leave his or her employment either for Employee or for any other entity or person with which or whom Employee has a business relationship.

(c)    Understanding of Covenants. Employee represents that he (i) is familiar with the foregoing covenants not to compete and not to solicit, and (ii) is fully aware of his obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of these covenants.

(d)    Remedy for Breach. Upon any breach of this section by Employee, all severance payments and benefits pursuant to this Agreement shall immediately cease and any stock options or stock appreciation rights then held by Employee shall immediately terminate and be without further force and effect, and Employee shall return all of the consideration paid by the Company under this Section 3 and remit any shares subject to Equity Compensation Awards or shares purchased under stock options or stock appreciation rights to the extent that such Equity Compensation Awards, stock options or stock appreciation rights had their vesting accelerated under Section 3 above (or the profits from the sale of such shares if they are or have been sold).

5.    Golden Parachute Excise Tax Best Results. In the event that the severance and other benefits provided for in this agreement or otherwise payable to Employee (a) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (b) would be subject to the excise tax imposed by Section 4999 of the Code, then such benefits shall be either be:

(i)    delivered in full, or

(ii)    delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999, results in the receipt by Employee, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless the Company and Employee otherwise agree in writing, any determination required under this Section 5 will be made in writing by a national “Big Four” accounting firm selected by the Company or such other person or entity to which the parties mutually agree (the “Accountants”), whose determination will be conclusive and binding upon Employee and the Company for all purposes. For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5. Any reduction in payments and/or benefits required by this Section 5 shall occur in the following order: (A) cash payments shall be reduced first and in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; and (B) accelerated vesting of stock awards shall be cancelled/reduced next and in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first), with full-value awards reversed before any stock option or stock appreciation rights are reduced.

6.    Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a)    Cause. “Cause” shall mean:

(i)    an act of personal dishonesty taken by the Employee in connection with his responsibilities as an employee and intended to result in substantial personal enrichment of the Employee; or

(ii)    Employee being convicted of, or pleading nolo contendere to a felony; or

(iii)    a willful act by the Employee which constitutes gross misconduct and which is injurious to the Company; or

(iv)    following delivery to the Employee of a written demand for performance from the Company which describes the basis for the Company's reasonable belief that the Employee has not substantially performed his duties, continued violations by the Employee of the Employee's obligations to the Company which are demonstrably willful and deliberate on the Employee's part.

(b)    Change of Control. “Change of Control” means the occurrence of any of the following events:

(i)    A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group, (“Person”) acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (i), the acquisition of additional stock by any one Person, who is considered to own more than 50% of the total voting power of the stock of the Company will not be considered a Change in Control; or

(ii)    A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to effectively control the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii)    A change in the ownership of a substantial portion of the Company's assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company's assets: (A) a transfer to an entity that is controlled by the Company's stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company's stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person. For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
For purposes of this Section 6(b), persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction shall not be deemed a Change in Control unless the transaction qualifies as a change in the ownership of the Company, change in the effective control of the Company or a change in the ownership of a substantial portion of the Company's assets, each within the meaning of Section 409A.

(c)    Competition. means the development, marketing or sale of networking equipment or network security software or products in the United States. For the avoidance of doubt, Competition includes, but is not limited to, Cisco Systems, Huawei, Alcatel-Lucent, Check Point Software, Palo Alto Networks, Fortinet, Aruba, Hewlett-Packard, and Brocade Communications Systems, Inc.

(d)    Disability. “Disability” shall mean that the Employee has been unable to perform his or her Company duties as the result of his incapacity due to physical or mental illness, and such inability, at least twenty-six (26) weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Employee or the Employee's legal representative (such agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least thirty (30) days' written notice by the Company of its intention to terminate the Employee's employment. In the event that the Employee resumes the performance of substantially all of his or her duties hereunder before the termination of his or her employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

(e)    Good Reason. “Good Reason” means Employee's termination of employment following the expiration of any cure period (discussed below) following the occurrence, without Employee's express written consent, of one or more of the following:

(i)    a material reduction of the Employee's duties, title, authority or responsibilities, relative to the Employee's duties, title, authority or responsibilities as in effect immediately prior to such reduction; provided, however, that a reduction in duties, title, authority or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the Chief Financial Officer of the Company remains the Chief Financial Officer of the subsidiary or business unit substantially containing the Company's business following a Change of Control) shall not by itself constitute grounds for a “Voluntary Termination for Good Reason”; or

(ii)    a substantial reduction of the facilities and perquisites (including office space and location) available to the Employee immediately prior to such reduction; or

(iii)    a reduction by the Company in the base compensation or total target cash compensation of the Employee as in effect immediately prior to such reduction; or

(iv)    a material reduction by the Company in the kind or level of benefits to which the Employee was entitled immediately prior to such reduction with the result that such Employee's overall benefits package is significantly reduced; or

(v)    the relocation of the Employee to a facility or a location more than forty (40) miles from such Employee's then present location.
Employee will not resign for Good Reason without first providing the Company with written notice within sixty (60) days of the event that Employee believes constitutes “Good Reason” specifically identifying the acts or omissions constituting the grounds for Good Reason and a reasonable cure period of not less than thirty (30) days following the date of such notice.

7.    Successors.

(a)    The Company's Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company's business and/or assets which executes and delivers the assumption agreement described in this Section 7(a) or which becomes bound by the terms of this Agreement by operation of law.

(b)    The Employee's Successors. The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8.    Notice.

(a)    General. All notices and other communications required or permitted here-under shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five (5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one (1) business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid or (d) one (1) business day after the business day of facsimile transmission, if delivered by facsimile transmission with copy by first class mail, postage prepaid, and shall be addressed (i) if to Employee, at his or her last known residential address and (ii) if to the Company, at the address of its principal corporate offices (attention: Secretary), or in any such case at such other address as a party may designate by ten (10) days' advance written notice to the other party pursuant to the provisions above.

(b)    Notice of Termination. Any termination by the Company for Cause or by the Employee for Good Reason or Disability or as a result of a voluntary resignation shall be communi-cated by a notice of termination to the other party hereto given in accordance with Section 8(a) of this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than thirty (30) days after the giving of such notice). The failure by the Employee to include in the notice any fact or circumstance which contributes to a showing of Good Reason or Disability shall not waive any right of the Employee hereunder or preclude the Employee from asserting such fact or circumstance in enforcing his or her rights hereunder.

9.    Miscellaneous Provisions.

(a)    No Duty to Mitigate. The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Employee may receive from any other source.

(b)    Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)    Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(d)    Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof.

(e)    Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California. The Superior Court of Santa Clara County and/or the United States District Court for the Northern District of California shall have exclusive jurisdiction and venue over all controversies in connection with this Agreement.

(f)    Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(g)    Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(h)    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.
IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY    JUNIPER NETWORKS, INC.
By:
Name:     ____________________________________
Title:

Date: _____________________________________

EMPLOYEE
Name: Robert Muglia

Date: _____________________________________

EXHIBIT A
JUNIPER NETWORKS, INC.
RELEASE OF CLAIMS
This Release of Claims (“Agreement”) is made by and between Juniper Networks, Inc. (the “Company”) and __________________ (“Employee”).
WHEREAS, Employee has agreed to enter into a release of claims in favor of the Company upon certain events specified in the change of control agreement by and between Company and Employee (the “Change of Control Agreement”).
NOW THEREFORE, in consideration of the mutual promises made in this Agreement, the parties hereby agree as follows:

1.    Termination. Employee's employment from the Company terminated on ________________ (the “Termination Date”).

2.    Confidential Information. Employee shall continue to maintain the confidentiality of all confidential and proprietary information of the Company. Employee shall return all the Company property and confidential and proprietary information in Employee's possession to the Company on the Effective Date of this Agreement.

3.    Payment of Salary. Employee acknowledges and represents that the Company has paid all salary, wages, bonuses, accrued vacation, commissions and any and all other benefits due to Employee.

4.    Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company. Employee, on behalf of Employee, and Employee's respective heirs, family members, executors and assigns, hereby fully and forever releases the Company and its past, present and future officers, agents, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, parents, predecessor and successor corpora-tions, and assigns, from, and agrees not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings concerning any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation,

(a)any and all claims relating to or arising from Employee's employment relationship with the Company and the termination of that relationship;

(b)any and all claims relating to, or arising from, Employee's right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c)any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospec-tive economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(d)any and all claims for violation of any federal, state or municipal stat-ute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967,

the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, and Labor Code section 201, et seq. and section 970, et seq. and all amendments to each such Act as well as the regulations issued under each such Act;

(e)any and all claims for violation of the federal, or any state, constitution;

(f)any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

(g)any and all claims for attorneys' fees and costs.
Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any severance obligations due Employee under the Change of Control Agreement. Nothing in this Agreement waives Employee's rights to indemnification or any payments under any fiduciary insurance policy, if any, provided by any act or agreement of the Company, state or federal law or policy of insurance.

5.    Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges that Employee is waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that Employee has been advised by this writing that (a) Employee should consult with an attorney prior to executing this Agreement; (b) Employee has at least twenty-one (21) days within which to consider this Agreement; (c) Employee has seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; (d) this Agreement shall not be effective until the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law. Any revocation should be in writing and delivered to the Vice-President of Human Resources at the Company by close of business on the seventh day from the date that Employee signs this Agreement.

6.    Civil Code Section 1542. Employee represents that Employee is not aware of any claims against the Company other than the claims that are released by this Agreement. Employee acknowledges that Employee has been advised by legal counsel and is familiar with the provisions of California Civil Code 1542, below, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
Employee, being aware of said code section, agrees to expressly waive any rights Employee may have under such code section, as well as under any statute or common law principles of similar effect.

7.    No Pending or Future Lawsuits. Employee represents that Employee has no lawsuits, claims, or actions pending in Employee's name, or on behalf of any other person or entity, against the Company or any other person or entity referred to in this Agreement. Employee represents that Employee will not bring any lawsuits, claims, or actions against the Company (or any other party subject to Employee's release herein) with respect to any claim released in this Agreement.

8.    Application for Employment. Employee understands and agrees that, as a condition of this Agreement, Employee shall not be entitled to any employment with the Company, its subsidiaries, or any successor, and Employee hereby waives any right, or alleged right, of employment or re-employment with the Company.

9.    No Cooperation. Employee agrees that Employee will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so.

10.    No Admission of Liability. Employee understands and acknowledges that this Agreement constitutes a compromise and settlement of disputed claims. No action taken by the Company, either previously or in connection with this

Agreement shall be deemed or construed to be (a) an admission of the truth or falsity of any claims heretofore made or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to the Employee or to any third party.

11.    Costs. The parties shall each bear their own costs, expert fees, attorneys' fees and other fees incurred in connection with this Agreement.

12.    Authority. Employee represents and warrants that Employee has the capacity to act on Employee's own behalf and on behalf of all who might claim through Employee to bind them to the terms and conditions of this Agreement.

13.    No Representations. Employee represents that Employee has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party which are not specifically set forth in this Agreement.

14.    Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

15.    Entire Agreement. This Agreement, along with the Employee's written equity compensation agreements with the Company, represents the entire agreement and understanding between the Company and Employee concern-ing Employee's separation from the Company.

16.    No Oral Modification. This Agreement may only be amended in writing signed by Employee and the Chairman of the Board of Directors of the Company.

17.    Governing Law. This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of California.

18.    Effective Date. This Agreement is effective eight (8) days after it has been signed by both parties.

19.    Counterparts. This Agreement may be executed in counter-parts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

20.    Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties to this Agreement, with the full intent of releasing all claims. The parties acknowledge that:

(a)    They have read this Agreement;

(b)    They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c)    They understand the terms and consequences of this Agreement and of the releases it contains;

(d)    They are fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the respective dates set forth below.
Juniper Networks, Inc.

Dated: , 20__                    By

Robert Muglia, an individual

Dated: , 20__

Exhibit D

JUNIPER NETWORKS, INC.
CONFIDENTIAL INFORMATION AND
INVENTION ASSIGNMENT AGREEMENT

As a condition of my employment with Juniper Networks, Inc., its subsidiaries, affiliates, successors or assigns (together the "Company"), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by Company, I agree with the Company to the following:

1.	Confidential Information.

(a)    Company Information. I agree at all times during the term of my employment and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of an Officer of the Company, any Confidential Information of the Company. I understand that "Confidential Information" means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, customers of the Company on whom I called during the term of my employment), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing or finances disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment. I further understand that Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved or such items that are known previous to my employment and are set forth in Exhibit A.

(b)    Former Employer Information. I agree that I will not, during my employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that I will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity , or otherwise use Company property to access such information, unless consented to in writing by such employer, person or entity.

(c)     Third Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company's agreement with such third party.

2.	Inventions.

(a)    Inventions Retained and Licensed. I have attached hereto, as Exhibit A, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to my employment with the Company (collectively referred to as "Prior Inventions"), which belong to me, which relate to the Company's proposed business, products or research and development, and which are not assigned to the Company hereunder, or, if no such list is attached, I represent that there are no such Prior Inventions. If in the course of any employment with the Company, I incorporate into a Company product, process or machine a Prior Invention or any other Invention owned by me or in which I have, an ownership interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell and offer for sale such Prior Invention as part of or in connection with such product, process or machine, which shall be in written form and agreed to by both parties.

(b)    Assignment of Inventions. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the employ of the Company (collectively referred to as "Inventions"), except as provided in Section 3(f) below. I further acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company and which are protectable by copyright are "works made for hire," as that term is defined in the United States Copyright Act. I understand and agree that the decision whether or not to commercialize or market any invention developed by me solely or jointly with others is within the Company's sole discretion and for the Company's sole benefit and that no royalty will be due to me as a result of the Company's efforts to commercialize or market any such invention.

(c)    Inventions Assigned to the United States. I agree to assign to the United States Government all my right, title, and interest in and to any and all Inventions whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

(d)    Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

(e)    Patent and Copyright Registrations. I agree to assist the Company, or its designee, at the Company's expense, in every proper way to secure the Company's rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the review and execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.

(f)    Exception to Assignments. I understand that the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any invention which qualifies fully under the provisions of California Labor Code Section 2870 (attached hereto as Exhibit B). I will advise the Company promptly in writing of any inventions that I believe meet the criteria in California Labor Code Section 2870 and not otherwise disclosed on Exhibit A.

3.    Returning Company Property. I agree that, at the time of leaving the employ of the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices (including, but not limited to, laptops, PDAs and cell phones), records, data, notes, reports, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, equipment, other documents or property, any files containing Confidential Information or reproductions of any aforementioned items developed by me pursuant to my employment with the Company or otherwise belonging to the Company, its successors or assigns. In addition, I agree to permanently delete any and all Confidential Information electronically stored on any and all devices owned by me, or within my control, prior to the time I end my Company employment. In the event my employment ends I agree to sign and deliver the "Termination Certification" attached hereto as Exhibit C or a document containing similar provisions, then in use by the Company.

4.    Notification of New Employer. In the event that I leave the employ of the Company, I hereby grant consent to notification by the Company to my new employer about my rights and obligations under this Agreement.

5.    Representations. I agree to verify any proper document required to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict herewith.

6.    Solicitation of Employees. I agree that for a period of twelve (12) months immediately following the termination of my relationship with the Company for any reason, whether with or without cause, I shall not, either directly or indirectly, solicit, induce, recruit (including, but not limited to, participating in interviews) or encourage any of the Company's employees to leave their employment, or attempt to solicit, induce, or recruit employees of the Company, either for myself or for any other person or entity.

7.    At-Will Employment. I understand and acknowledge that my employment with the Company is for an unspecified duration and constitutes "at-will" employment. I also understand that any representation to the contrary is unauthorized and not valid unless obtained in writing and signed by the CEO, the Executive Vice President of Human Resources or the General Counsel. I acknowledge that this employment relationship may be terminated at any time, with or without good cause or for any or no cause, at the option either of the Company or myself, with or without notice.

8. General Provisions.

(a)    Governing Law, Consent to Personal Jurisdiction. This Agreement will be governed by the laws of the State of California. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in California for any lawsuit filed there against me by the Company arising from or relating to this Agreement.

(b)    Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

(c)    Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

(d)    Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

Date:                         Signature

Name of Employee

Juniper Networks, Inc.
By:

Exhibit A

LIST OF PRIOR INVENTIONS
AND ORIGINAL WORKS OF AUTHORSHIP

Title        Date                Identifying Number or Brief Description

Attach additional sheets, if necessary

Exhibit B

CALIFORNIA LABOR CODE SECTION 2870
INVENTION ON OWN TIME - EXEMPTION FROM AGREEMENT

"(a)     Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)    Relate at the time of conception or reduction to practice of the invention to the employees business, or actual or demonstrably anticipated research or development of the employer; or

(2)    Result from any work performed by the employee for the employer.

(b)    To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable."

Exhibit C

JUNIPER NETWORKS, INC.
TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, any files containing Confidential Information, or reproductions of any aforementioned items belonging to Juniper Networks, Inc., its subsidiaries, affiliates, successors or assigns (together, the "Company"). I have not used (or caused others to use) software or hardware (other than as directed and provided by the Company) to wipe, erase or otherwise render unrecoverable data from any storage devices, electronic memory, computers or other electronic devices belonging to the Company or used for Company business. Similarly, I have not wiped, erased or otherwise rendered unrecoverable data for the purpose of eliminating evidence of wrongdoing or misconduct. I understand that the fact that copies of such data may exist elsewhere does not constitute an exception or an excuse to my obligations.

I further certify that I have complied with all the terms of the Company's Confidential Information and Invention Assignment Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.

I further agree that, in compliance with the Confidential Information and Invention Assignment Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

I further agree that for twelve (12) months from this date, I will not, directly or indirectly, solicit, induce, recruit or encourage any of the Company's employees to leave their employment, either for myself or for any other person or entity.

Date:

Employee's Signature:

Type/Print Employee's Name: